UNITED STATES
         		SECURITIES AND EXCHANGE COMMISSION
              		    Washington, D.C.  20549


               			  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934
                             (Amendment No. 3)*


                      VOLT INFORMATION SCIENCES, INC
                  ---------------------------------------------
                                (Name of Issuer)


                                  Common Stock
                -------------------------------------------------
                         (Title of Class of Securities)


                             	   928703107
                ----------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2012
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


------------------------------------------------------------------------------
CUSIP No.  928703107			SCHEDULE 13G
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

          Cooper Creek Partners Management LLC

------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A  GROUP (See Instructions):
                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
------------------------------------------------------------------------------
                                   (5) SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                1,025,442
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                   -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        1,025,442
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,025,442



------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          4.9%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
          OO
------------------------------------------------------------------------------


-------------------------------------------------------------------------------
CUSIP No. 928703107             	 SCHEDULE 13G
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
	  Robert Schwartz

------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions):
                                                           (a) [ ]
                                                           (b) [X]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America
------------------------------------------------------------------------------
                                   (5) SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                1,025,442
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                   -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        1,025,442
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   	  1,025,442
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          4.9%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
          IN
------------------------------------------------------------------------------

CUSIP No. 928703107             	 SCHEDULE 13G
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
	  Cooper Creek Partners LLC

------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions):
                                                           (a) [ ]
                                                           (b) [X]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
------------------------------------------------------------------------------
                                   (5) SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                881,199
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                   -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        881,199
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   	  1,025,442
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          4.9%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
          CO
------------------------------------------------------------------------------
CUSIP No. 928703107             	 SCHEDULE 13G
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
	  Cooper Creek Partners (Master) LTD

------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions):
                                                           (a) [ ]
                                                           (b) [X]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
------------------------------------------------------------------------------
                                   (5) SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                144,243
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                   -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        144,243
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   	  1,025,442
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          4.9%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
          CO
------------------------------------------------------------------------------

CUSIP NO.  928703107             SCHEDULE 13G


Item 1(a).      Name of Issuer:
		Volt Information Sciences, Inc.



Item 1(b).      Address of Issuer's Principal Executive Offices:
                1065 Avenue of the Americas
                New York, NY 10018



Item 2(a).      Name of Persons Filing:

	(i)	Cooper Creek Partners Management LLC

	(ii)	Robert Schwartz

	(iii)	Cooper Creek Partners LLC

        (iv)    Cooper Creek Partners (Master) LTD



Item 2(b).      Address of Principal Business Office or, if None, Residence:


	(i)	60 East 42nd Street, Suite 2508
		New York, NY 10165
		(address for Cooper Creek Partners Management LLC, Robert Schwartz and Cooper Creek Partners LLC)

	(ii) 	89 Nexus Way, Camana Bay
		Grand Cayman, KY1-9007, Cayman Islands
                (address for Cooper Creek Partners (Master) LTD)



Item 2(c).      Citizenship:

		(i)  Cooper Creek Partners Management LLC- Delaware

		(ii) Robert Schwartz - United States of America

		(iii) Cooper Creek Partners LLC - Delaware

		(iv) Cooper Creek Partners (Master)LTD - Cayman Islands


Item 2(d).       Title of Class of Securities:
		 Common Stock


Item 2(e).      CUSIP Number:
		928703107



Item 3. If This Statement is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b), Check Whether the Person Filing is a:

(a)

(b)


Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Please refer to items 5-9 of the cover pages attached hereto

    (b) Please refer to item 11 of the cover pages attached hereto

    (c)	Please refer to items 5-8 of the cover pages attached hereto


Item 5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be a beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Controlling Person.
	 Not Applicable



Item 8.  Identification and Classification of Members of the Group.
	 Not Apllicable



Item 9.  Notice of Dissolution of Group
	 Not Applicable



Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


CUSIP NO.  928703107           	  SCHEDULE 13G


                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated: February 14, 2013


Cooper Creek Partners Management LLC

By: /s/ Robert Schwartz
    -------------------------------
    Name:  Robert Schwartz
    Title: Managing Member


Cooper Creek Partners LLC

By: /s/ Robert Schwartz
    -------------------------------
    Name:  Robert Schwartz
    Title: Managing Member



Cooper Creek Partners (Master) LTD

By: /s/ Robert Schwartz
    -------------------------------
    Name:  Robert Schwartz
    Title: Director



Robert Schwartz

By: /s/ Robert Schwartz
    -------------------------------
    Name:  Robert Schwartz
    Individually




CUSIP NO.  928703107          	  SCHEDULE 13G


                                Exhibit A
				Agreement


The undersigned agree that the statement to which this exhibit is appended is filed on behalf of each of them.

Dated:  February 14, 2013



Cooper Creek Partners Management LLC

By: /s/ Robert Schwartz
    -------------------------------
    Name:  Robert Schwartz
    Title: Managing Member


Cooper Creek Partners LLC

By: /s/ Robert Schwartz
    -------------------------------
    Name:  Robert Schwartz
    Title: Managing Member



Cooper Creek Partners (Master) LTD

By: /s/ Robert Schwartz
    -------------------------------
    Name:  Robert Schwartz
    Title: Director



Robert Schwartz

By: /s/ Robert Schwartz
    -------------------------------
    Name:  Robert Schwartz
    Individually